Exhibit 99.1

New Mountain Finance Corporation Declares Second Quarter 2011 Dividend of $0.27 Per Share and Third Quarter 2011 Dividend of $0.29 Per Share and Announces Financial Results for Second Quarter Ended June 30, 2011

Strength of Investment Strategy Underscored by Book Value of $13.98 Per Share and 0% Performance Losses Since Inception in October 2008

NEW YORK--(BUSINESS WIRE)--August 11, 2011--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" and "our") today announced that its Board of Directors declared a second quarter 2011 dividend of $0.27 per share and a third quarter 2011 dividend of $0.29 per share. The second quarter dividend will be payable on August 31, 2011 to holders of record as of August 22, 2011 and represents the Adjusted Net Investment Income per share for the quarter ended June 30, 2011. The third quarter dividend will be payable on September 30, 2011 to holders of record as of September 15, 2011 and represents an estimate of the Adjusted Net Investment Income per share for the quarter ending September 30, 2011. New Mountain Finance Corporation also announced today its financial results for the second quarter ended June 30, 2011.

Except where noted otherwise, all financial information shown is that of New Mountain Finance Holdings, L.L.C. (the "Operating Company").

Selected Financial Highlights
(in thousands, except per share/unit data)
	June 30, 2011

Investment Portfolio	$544,336
Total Assets	$630,590
Net Asset Value	$440,605

Net Asset Value per Share/Unit	$14.25
NAV per Share/Unit, Net of Q2 2011 Dividend	$13.98

Investment Portfolio Composition:		% of Total
First Lien	$370,988	68.1%
Second Lien	$155,955	28.7%
Subordinated	$16,917	3.1%
Equity and Other	$476	0.1%
Total	$544,336

			Adjusted *
	Three months ended		Three months ended
	June 30, 2011	Adjustments *	June 30, 2011

Investment Income	$13,116	$(1,117)	$11,999
Net Investment Income	$9,554	$(1,117)	$8,437
Net Realized and Unrealized Gain (Loss)	$(899)	$1,117	$218
Net Increase in Capital resulting from Operations	$8,655		$8,655

Net Investment Income per Share/Unit			$0.27

*Adjusted for unrecognized gains built into the portfolio held as of the date of our initial public offering (May 19, 2011).

The strength of New Mountain Finance Corporation’s unique investment strategy – which focuses on acyclical “defensive growth” companies well researched by New Mountain Capital, a leading private equity firm – is underscored by the Company’s book value of $13.98 per share as of June 30, 2011 (after reserving for the second quarter dividend) and the fact that the Company has had 0% defaults, non-performing loans or performance losses since its inception in October 2008.

“We are pleased that we have met or exceeded our guidance for our dividend, net investment income, credit quality and loss performance,” said Steven B. Klinsky, New Mountain Finance Corporation’s chairman. “We believe that our consistent and proven investment strategy has served and will continue to serve our investors well throughout various credit cycles. Our performance to date, including in the current volatile market conditions, is testament to the strength and resiliency of our differentiated approach.”

“Underwriting and credit performance have always been our highest priorities,” said Robert A. Hamwee, New Mountain Finance Corporation’s chief executive officer and president. “The recent economic and market uncertainty only serve to highlight how important our longstanding focus on acyclical, defensive industries and business models is.”

Portfolio and Investment Activity

New Mountain Finance Corporation is a holding company and its sole asset is its ownership in the Operating Company. We employ a master-feeder structure whereby the financial results of the Operating Company are allocated to us based on our pro-rata interest in the Operating Company.

The Operating Company is externally managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C. Both New Mountain Finance Corporation and the Operating Company have elected to be treated as business development companies under the Investment Company Act of 1940, as amended.

As of June 30, 2011, our net asset value was $440.6 million and our portfolio had a fair value of approximately $544.3 million in 47 portfolio companies, with a weighted average Unadjusted and Adjusted Yield to Maturity1 of approximately 10.4% and 12.7%, respectively. For the three months ended June 30, 2011, the Operating Company made approximately $130.7 million of new investments in 10 portfolio companies. For the three months ended June 30, 2011, the Operating Company had approximately $42.2 million in debt repayments in existing portfolio companies, including full repayments due to the refinancing of two portfolio companies, and sales of approximately $10.3 million.

1 “Adjusted Yield to Maturity’’ assumes that the investments in the Operating Company’s portfolio are purchased at fair value on June 30, 2011 and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage, except for the non-recourse debt of New Mountain Finance SPV Funding, L.L.C (“NMF SLF”). NMF SLF is treated as a fully levered asset of the Operating Company, with NMF SLF’s net asset value being included for yield calculation purposes. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the portfolio or other factors. References to “Unadjusted Yield to Maturity” have the same assumptions as Adjusted Yield to Maturity except that NMF SLF is not treated as a fully levered asset of the Operating Company, but rather the assets themselves are consolidated into the Operating Company.

Consolidated Results of Operations

Total adjusted investment income for the three months ended June 30, 2011 was approximately $12.0 million. For the three months ended June 30, 2011, total adjusted investment income consisted of approximately $10.2 million in cash interest income from investments, approximately $0.9 million in payment-in-kind interest income from investments, net amortization of purchase premiums/discounts and origination fees of approximately $0.6 million and approximately $0.3 million in other income.

Total expenses for the three months ended June 30, 2011 were approximately $3.6 million. Total expenses consisted of approximately $1.5 million of costs associated with our credit facilities, approximately $1.3 million in management and incentive fees, approximately $0.5 million in professional fees, and approximately $0.3 million in administrative and other expense. The Operating Company has capped its direct and indirect expenses for the first year of operations at $3.0 million and therefore the total amount of professional fees, administrative expense, and other expense are $0.75 million for the quarter.

During the three months ended June 30, 2011, the Operating Company recorded $0.4 million in adjusted net realized losses mainly relating to partial pay-downs that occurred at par for investments valued at prices above par at the initial public offering date. During the three months ended June 30, 2011, the Operating Company recorded $0.6 million in adjusted net unrealized appreciation.

Liquidity and Capital Resources

As of June 30, 2011, the Operating Company had cash and cash equivalents of approximately $77.9 million, approximately $22.9 million of unsettled securities and total debt outstanding of approximately $161.2 million ($34.3 million of the $160.0 million of total availability of our Operating Company credit facility and approximately $126.9 million of the $175.0 million of total availability of our NMF SLF credit facility). Our total capacity for new investments as of June 30, 2011 was approximately $218.6 million after reserving for the payment of our second quarter 2011 dividend and net current liabilities.

On May 19, 2011, New Mountain Finance Corporation priced its initial public offering of 7,272,727 shares of common stock at a public offering price of $13.75 per share. Concurrently with the closing of the offering and at the public offering price of $13.75 per share, New Mountain Finance Corporation sold an additional 2,172,000 shares of its common stock to certain executives and employees of, and other individuals affiliated with, New Mountain Capital Group, L.L.C. in a separate private placement. The total gross proceeds raised in the offering were approximately $129.9 million.

Portfolio and Asset Quality

The Operating Company puts its largest emphasis on risk control and credit performance. At least quarterly, we formally have a process whereby we rate each asset on a scale of one to four. Each investment is originally assigned a rating of a “2.” Any investment with deteriorating performance would first be downgraded to a “3” or a “4”. Next, the asset would be moved to non-accrual status, and the final development would be an actual crystallization of a loss through a restructuring or impaired sale. For both our current portfolio at June 30, 2011 and our cumulative investments since the inception of our credit business in October 2008, we have never migrated down the performance ladder to a “3” or “4” and had no material negative developments with any investment in our portfolio.

Recent Developments

The Operating Company had approximately $106.1 million of originations and commitments in the first 40 days of the third quarter of 2011, offset by approximately $8.0 million of prepayments.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Friday, August 12, 2011, to discuss its second quarter 2011 financial results. All interested parties may participate in the conference call by dialing 1.800.561.2718 approximately 15 minutes prior to the start of the call. Callers from outside the United States should dial 617.614.3525. Participants should reference New Mountain Finance Corporation and the participant passcode of 13187313 when prompted. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the investor relations section of New Mountain Finance Corporation's website at http://www.newmountainfinance.com/investor-relations. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call you may access a replay of the event via audio webcast. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

Financial Statements and Tables of the Operating Company

New Mountain Finance Holdings, L.L.C.

Consolidated Statements of Assets, Liabilities and
Members' Capital

	June 30, 2011	December 31, 2010
	(unaudited)

Assets

Investments, at fair value (cost $524,049,396 and $414,308,823 respectively)	$544,336,397	$441,057,840

Cash equivalents, at value (cost $60,000,067 and $0 respectively)	59,999,970	-

Cash	17,850,716	10,744,082

Interest receivable	4,046,499	3,007,787

Deferred credit facility costs (net of accumulated amortization of $381,192 and $69,909 respectively)	3,596,057	1,880,120

Deferred offering costs	-	3,528,110

Other assets	760,367	5,842

Total assets	$630,590,006	$460,223,781

Liabilities

SLF credit facility	126,917,448	56,936,000

Holdings credit facility	34,300,000	59,696,938

Payable for unsettled securities purchased	22,885,720	94,462,500

Interest payable	1,092,341	813,192

Management Fee Payable	807,509	-

Incentive Fee Payable	504,393	-

Payable to affiliates	-	2,531,319

Other liabilities	3,477,299	3,856,571

Total liabilities	189,984,710	218,296,520

Members' Capital	440,605,296	241,927,261

Total liabilities and members' capital	$630,590,006	$460,223,781

Outstanding Common Membership Units	30,919,629

Capital per unit	$14.25

Capital per unit, net of Q2 2011 dividend	$13.98

New Mountain Finance Holdings, L.L.C.

Consolidated Statements of Operations

(unaudited)
			Adjusted
	Three months ended		Three months ended
	June 30, 2011	Adjustments	June 30, 2011

Investment income

Interest income	$12,810,147	(1,117,377)	$11,692,770

Other income	306,144		306,144

Total investment income	13,116,291	(1,117,377)	11,998,914

Expenses

Interest and other credit facility expenses	1,534,147		1,534,147

Management fee	773,509		773,509

Incentive fee	504,393		504,393

Professional fees	516,678		516,678

Administrative Expense	62,610		62,610

Other general and administrative expenses	170,712		170,712

Total expenses	3,562,049	-	3,562,049

Net investment income	9,554,242	(1,117,377)	8,436,865

Realized gains on investments	6,659,833	(7,047,832)	(387,999)

Net change in unrealized (depreciation) appreciation of investments	(7,559,450)	8,165,209	605,759

Net increase in capital resulting from operations	$8,654,625		$8,654,625

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company used all of the proceeds from its initial public offering as well as the proceeds from its concurrent private placement to acquire common membership units from New Mountain Finance Holdings, L.L.C. New Mountain Finance Holdings, L.L.C.'s investment objective is to generate current income and capital appreciation through the sourcing and originating of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may also include small equity interests. New Mountain Finance Holdings, L.L.C.'s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL LLC

New Mountain Capital is a New York-based private equity firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with approximately $9 billion in aggregate capital commitments. New Mountain seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. In particular, we have included forward-looking statements related to our third quarter 2011 adjusted net investment income. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission, including those contained in our recently filed Form 10-Q and our Registration Statement on Form N-2 (filed with the Securities and Exchange Commission on May 16, 2011). New Mountain Finance Corporation undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Adam Weinstein, 212-220-4247
Chief Financial Officer